Exhibit 99.1

      The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend

    YORK, Pa.--(BUSINESS WIRE)--Aug. 27, 2004--The Bon-Ton Stores, Inc. (Nasdaq:BONT) today announced the Board of Directors declared a cash dividend of 2 1/2 cents per share on the Class A Common Stock and Common Stock of the Company payable October 15, 2004 to shareholders of record as of October 1, 2004.
    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We are pleased to announce this cash dividend to our shareholders. This represents the Company's sixth consecutive quarterly dividend, which we believe, given our liquidity and strong balance sheet, is an appropriate avenue of return to our shareholders. Our Board of Directors will consider dividends in subsequent periods as it deems appropriate."
    The Bon-Ton Stores, Inc. operates 141 department stores in 16 states, from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. The Bon-Ton and Elder-Beerman stores provide high-quality merchandise at competitive prices delivered with top-quality service in targeted markets. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, Vice President Corporate Communications
             717-751-3071